Exhibit 99.1

Investor Contact: Larry P. Kromidas
Email: lpkromidas@olin.com
(314) 480-1452

 News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THE COMPLETION OF THE MERGER WITH
DOW’S CHLORINE PRODUCTS BUSINESSES
AND ELECTION OF NEW DIRECTORS

CLAYTON, MO, October 5, 2015 - Olin Corporation (NYSE: OLN) (“Olin”) announced today the successful completion of the previously announced merger of The Dow Chemical Company’s (NYSE: DOW) (“Dow”) U.S. Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses with Olin and the election by Olin’s board of directors of two new directors to serve on Olin’s board.  The two new directors were designated by Dow in connection with the Reverse Morris Trust transaction.

Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer, said, “The complementary combination of Dow’s businesses with our business creates a world leader in chlorine-based products with significant global scale.  Olin now is the largest integrated chlor-alkali producer with top-tier low-cost facilities and has significantly diversified its product and geographic base.

“We’re pleased to have our two new directors who have extensive management and financial experience in the chemicals industry.  We look forward to their advice and counsel.”

William H. Weideman, 61, served as the Chief Financial Officer and Executive Vice President of Dow, a diversified chemical company, from March 2010 to January 2015.  Prior to that, he was appointed Vice President and Corporate Controller in 2006 and Interim Chief Financial Officer in November 2009.  During his 38 years at Dow, Mr. Weideman served in senior financial and management roles across Dow’s portfolio of businesses.  He serves on the board of directors of Sadara Chemical Company, a joint venture developed by the Saudi Arabian Oil Company and Dow, and on the board of trustees of Central Michigan University.  He has a bachelor’s degree in Business Administration and Accounting from Central Michigan University.

Carol A. Williams, 57, served as a special advisor to the Chief Executive Officer of Dow until early 2015.  Prior to her special advisor role, she served as Dow’s Executive Vice President of Manufacturing and Engineering, Supply Chain and Environmental, Health & Safety Operations.  During her 34 years at Dow, Ms. Williams assumed increasingly more significant management positions in research and development before becoming operations leader and then Vice President for the North American chlor-alkali assets business.  She serves on the board of directors of Owens-Illinois Inc., a manufacturing company specializing in container glass products, and on the board of trustees for Carnegie Mellon University.  Ms. Williams has a bachelor’s degree in Chemical Engineering from Carnegie Mellon University.

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition.  The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid.  Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit olin.com for more information on Olin.

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